Exhibit 10.1

SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February ____, 2020 by and between Qumu Corporation, a Minnesota corporation (“Qumu”), and the undersigned stockholder (“Shareholder”) of Synacor, Inc., a Delaware corporation (“Synacor”). Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (defined below).
W I T N E S S E T H
WHEREAS, as an inducement for Qumu to enter into that certain Agreement and Plan of Merger and Reorganization of even date herewith by and among Synacor, Quantum Merger Sub I, Inc., a Minnesota corporation and wholly owned subsidiary of Synacor (“Merger Sub”), and Qumu (as it may be amended from time to time by the parties thereto, the “Merger Agreement”), which provides for the merger of Merger Sub with and into Qumu in accordance with its terms (the “Merger”), Qumu has requested that Shareholder execute and deliver this Agreement.
WHEREAS, pursuant to the Merger, each share of Qumu Common Stock that is outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.
WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3(a) promulgated under the Exchange Act) of the number of shares of Synacor Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Synacor Common Stock, all as set forth on the signature page of this Agreement (collectively, the “Shares”).
WHEREAS, the form of this Support Agreement has been duly and validly approved by both the Qumu Board and a committee of disinterested directors of the Qumu Board formed in accordance with Section 302A.673 of the MBCA.
WHEREAS, as a condition and inducement for Qumu to enter into the Merger Agreement, Shareholder and Qumu are entering into this Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Agreement to Vote Shares.
(a)    Until the Expiration Date, at the Synacor Shareholder Meeting and at every other stockholder meeting of Synacor called to consider the Synacor Voting Proposal, and at every postponement or adjournment thereof, and on every action proposed to be approved by written consent of Synacor Shareholders with respect to any of the following, Shareholder shall vote all outstanding Shares and any outstanding New Shares (as defined in Section 4 hereof), to the extent (in the case of securities convertible into, or exercisable or exchangeable for, shares of Synacor Common Stock) any such Shares and New Shares are capable of being voted:
(i)    in favor of the approval of the issuance of shares of Synacor Common Stock in the Merger, and any proposal to adjourn or postpone any meeting of the stockholders of Synacor at which the issuance of shares of Synacor Common Stock in the Merger is submitted for the consideration and vote of the stockholders of Synacor to a later date if there are not proxies representing a sufficient number of shares of Synacor Common Stock to approve such matters on the date on which the meeting is held;
(ii)    against any Acquisition Proposal made by any Person (other than Qumu) and any Acquisition Transaction proposed by any Person (other than Qumu); and
(iii)    against any other action, agreement or transaction involving Synacor or any of the Synacor Subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
(b)    Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 1.
(c)    Notwithstanding anything to the contrary set forth herein, if Shareholder is a director or officer of Synacor, nothing in this Agreement shall prohibit or otherwise impair the right or ability of Shareholder to exercise his or her fiduciary duties in his or her capacity as a director or officer of Synacor, including by voting in his or her capacity as a director to effect a Synacor Board Recommendation Change, in each case, in accordance with the terms of the Merger Agreement.
2.Transfer and Encumbrance. Shareholder agrees, during the period beginning on the date hereof and ending on the Expiration Date (as defined below), not to sell, transfer, exchange, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any Shares or any New Shares, in each case without the prior written consent of Qumu; provided, that nothing contained herein shall prohibit (a) the net settlement of Shareholder’s options to purchase shares of Synacor Common Stock (to pay the exercise price thereof and any tax withholding obligations), (b) the net settlement of Shareholder’s restricted stock units settled in shares of Synacor Common Stock (to pay any tax withholding obligations), (c) the exercise of Shareholder’s options to purchase shares of Synacor Common Stock, to the extent such options would expire prior to the Effective Time, (d) the exercise of Shareholder’s options to purchase shares of Synacor Common Stock or the receipt upon settlement of Shareholder’s restricted stock units, and the sale of a sufficient number of such shares of Synacor Common Stock acquired upon exercise of such options or settlement of such restricted stock units as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by Shareholder as a result of such exercise or settlement, (e) such Shareholder from selling Shares under any written plan providing for the trading of Shares in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) that is described on the signature page hereto or which is put in place after the date hereof in order to replace an expired or expiring 10b5-1 Plan (provided, that any such 10b5-1 Plan shall be implemented in accordance with the requirements of Synacor’s insider trading policy and on substantially consistent terms as the expired or expiring 10b5-1 Plan, except as may be required to implement additional sales pursuant to the foregoing clause (d)), (f) any Transfer where such Shareholder retains sole direct and indirect voting control over such Shares or New Shares through the term of this Agreement, (g) any Transfer to an Affiliate of Shareholder, or (h) if Shareholder is an individual, (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law; provided, however, that in the case of the foregoing clauses (g) or (h)(i), any such Transfer shall only be permitted if and to the extent that the transferee of such Shares or New Shares agrees to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Shareholder. Shareholder acknowledges that the intent of the foregoing sentence is to ensure that the Shares and any New Shares are voted in accordance with the terms hereof.
3.No Participation in Litigation. Shareholder hereby agrees not to commence or participate in, and use reasonable best efforts to, if requested by Qumu, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Synacor, Merger Sub, Qumu or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (a) challenging the validity, or seeking to enjoin the operation, of any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of the Synacor Board in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that the foregoing shall not restrict Shareholder from enforcing any of his, her or its rights under the Merger Agreement or this Agreement.
4.New Shares. Shareholder agrees that any shares of Synacor Common Stock that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder that are convertible into, or exercisable or exchangeable for, shares of Synacor Common Stock (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.
5.No Obligation to Exercise Options or Other Securities. Nothing contained in this Agreement shall require Shareholder to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying shares of Synacor Common Stock or (ii) vote, or execute any consent with respect to, any shares of Synacor Common Stock underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.
6.Representations and Warranties of Shareholder. Shareholder hereby represents, warrants and covenants to Qumu as follows:
(a)    If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers of such Shareholder and have been duly authorized by all necessary action. If such Shareholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. Such Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Qumu, this Agreement constitutes such Shareholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Legal Requirements affecting creditors’ rights generally and by general principles of equity. If such Shareholder is married and any of the Shares or New Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid, binding and enforceable, this Agreement has been duly executed and delivered by, and, assuming the due authorization, execution and delivery by Qumu, constitutes the legal, valid and binding obligation of, such Shareholder’s spouse, enforceable in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Legal Requirements affecting creditors’ rights generally and by general principles of equity.
(b)    The Shares are and the New Shares will be beneficially owned (as defined in Rule 13d-3(a) promulgated under the Exchange Act) and owned of record by such Shareholder. Such Shareholder has and will have good and valid title to such Shares and New Shares, free and clear of any encumbrances other than pursuant to this Agreement or applicable community property laws. As of the date hereof, such Shareholder’s Shares constitute all of the shares of Synacor Common Stock beneficially owned or owned of record by such Shareholder. Except as provided for herein, such Shareholder has sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (except with respect to Shares underlying restricted stock awards issued to directors of Synacor), sole power to issue instructions with respect to the matters set forth in herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares and New Shares.
(c)    The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of its obligations under this Agreement will not, (i) if such Shareholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Shareholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to such Shareholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the properties or assets of such Shareholder pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder and/or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(d)    The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

(e)    As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(f)    No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Qumu or Synacor in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder (other than as an officer or director of Synacor).
(g)    Such Shareholder understands and acknowledges that Qumu is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations, warranties and covenants of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
7.Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement and the Merger Agreement.
8.Consents and Waivers. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.
9.Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) receipt of the Requisite Synacor Shareholder Approval and (ii) the date the Merger Agreement shall have been validly terminated pursuant to Article IX thereof (the “Expiration Date”); provided, however, that notwithstanding the foregoing, the provisions in Section 10 hereof shall survive in full force and effect following the consummation of the Merger.
10.Miscellaneous.
(a)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    If to Qumu to:
Qumu Corporation
510 1st Ave. N., Suite 305
Minneapolis, MN 55403

Attention: Chief Executive Officer
Email: vern.hanzlik@qumu.com

With a copy (which shall not constitute notice) to:
Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: April Hamlin and Michael Kuhn
Facsimile No.: (612) 371-3207
E-mail: hamlina@ballardspahr.com and kuhnm@ballardspahr.com
(ii)    If to Shareholder, to the address set forth on the signature page hereto.
(b)    Certain Interpretations.
(i)    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(ii)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)    Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and conditions, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder.
(d)    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Qumu may assign the rights and delegate its obligations hereunder to its affiliates so long as Qumu remains obligated to perform those obligations required to be performed by Qumu hereunder.
(e)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.
(f)    Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.
(g)    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(h)    Specific Performance and Other Remedies.
(i)    Specific Performance. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (without the necessity of posting a bond or other security), this being in addition to any other remedy to which they are entitled at law or in equity.
(ii)    Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
(i)    Fees and Expenses.
(i)    Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.
(ii)    If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the opposing party or parties in such action or other preceding (in addition to any other relief to which the prevailing party may be entitled).
(j)    GOVERNING LAW. EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREES THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY. IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT OR DOES NOT HAVE JURISDICTION OVER ANY SUCH ACTION, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.
(k)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
(l)    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

	QUMU CORPORATION		SHAREHOLDER
By:
	Name: Vern Hanzlik		Print Shareholders Name
Title: Chief Executive Officer
By:
Signature

Address:

Synacor Capital Stock Beneficially Owned:
Common Stock:

Common Stock issuable upon the exercise or settlement of outstanding options, warrants, restricted stock units or other rights:

Description of any applicable 10b5-1 Plan:

[Signature Page to Support Agreement]